Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION PRICES UPSIZED PRIVATE PLACEMENT OF

$775 MILLION OF 8.50 PERCENT SENIOR NOTES DUE 2020

NET PROCEEDS TO FUND THE PENDING EAGLE FORD SHALE ACQUISITION AND

AN ANTICIPATED TENDER OFFER FOR OUTSTANDING 10.375 PERCENT SENIOR NOTES DUE 2016

RADNOR, PA (Globe Newswire) April 10, 2013 – Penn Virginia Corporation (NYSE: PVA) announced today it has priced a private placement of $775 million aggregate principal amount of Senior Notes due 2020 (Notes). The private placement of the Notes has been upsized from $400 million to $775 million. The Notes were priced at par and will bear interest at a rate of 8.50 percent per year. The sale of the Notes is expected to close on April 24, 2013. The Notes will be fully and unconditionally guaranteed by PVA’s existing and future subsidiaries, subject to certain exceptions.

PVA intends to use approximately $400 million of the net proceeds from the private placement, together with $40 million of equity proceeds, to finance the purchase price (including expected purchase price adjustments) of the previously announced pending Eagle Ford Shale acquisition. Approximately $330 million of the net proceeds from the private placement will be used to fund PVA’s obligations under its anticipated tender offer (Tender Offer) for all of its outstanding 10.375 percent senior notes due 2016 (2016 Senior Notes) and the remaining net proceeds will be used to repay outstanding borrowings under PVA’s revolving credit facility. If the acquisition does not close by June 30, 2013, the Notes will be redeemed at 100 percent of their initial offering price. To the extent less than all of the outstanding 2016 Senior Notes are tendered in the anticipated Tender Offer or the Tender Offer is not consummated, PVA intends to use the remaining portion of the net proceeds from the issuance and sale of the Notes intended to be used to fund the Tender Offer to redeem any or all of the 2016 Senior Notes remaining outstanding in June 2013.

The Notes will not be registered under the Securities Act of 1933, as amended (Securities Act), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The Notes and the related guarantees are expected to be eligible for trading by qualified institutional buyers under Rule 144A under the Securities Act and to persons outside the United States under Regulation S under the Securities Act.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase any of these securities, or the solicitation of tenders with respect to the 2016 Senior Notes. No offer, solicitation, purchase or sale will be made in any state in which such offer, solicitation, purchase or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com